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                                  EXHIBIT 5.1

                   [DUANE, MORRIS & HECKSCHER LLP LETTERHEAD]


December 28, 2000


The Board of Directors
Sunrise Technologies International, Inc.
2400 West Warren Avenue
Fremont, California 94538

Gentlemen:

     We have acted as counsel to Sunrise Technologies International, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to an aggregate of 2,340,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company, pursuant to the Company's 2000 Long-Term Equity Compensation Plan, the Company's 2000 Non-Employee Director Stock Option Plan and the Company's 2000 Supplemental Employee Stock Plan (the "Plans").

     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and Bylaws, as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the respective Plans, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the use of this opinion in the Registration Statement and the reference to us under "Item 5 - Interests of Named Experts and Counsel" in the Registration Statement.

                                             Sincerely,

                                             /s/ DUANE, MORRIS & HECKSCHER LLP